EXHIBIT 99.1

V I R A G E N
 Biotechnology for life

Viragen International Appoints Carl N. Singer
Chairman, President and CEO

PLANTATION, FLORIDA – JANUARY 30, 2003 – Viragen International, Inc. (OTC BB: “VGNI”) today announced that effective immediately Mr. Carl Singer will succeed Gerald Smith as Chairman of the Board of Directors, President and CEO. Viragen International, Inc. is a majority owned subsidiary of Viragen, Inc. (AMEX: “VRA”).

Mr. Singer was elected to VRA’s Board of Directors in 1997 and VGNI’s Board of Directors in 2000. He has served Viragen in a number of roles including Chairman Emeritus, Chairman of the Executive Committee and as a Member of the Compensation Committee.

Mr. Singer brings extensive business experience and accomplishment to VGNI having formerly led some of America’s respected international companies. He has served on the Board of Directors of 31 companies including leading managerial roles as Director, President and CEO of Sealy, Inc., Scripto, Inc. and the B.V.D. Company.

About Viragen International, Inc.

Viragen International, Inc. (OTC BB: “VGNI), a majority owned subsidiary of Viragen, Inc., is a biotechnology company engaged in the research, development and manufacturing of drug products designed for the treatment of viral and malignant diseases. VGNI produces Multiferon™, a multi-subtype leukocyte-derived natural human alpha interferon. Multiferon offers a second-line therapy for many viral and malignant indications including chronic hepatitis C and certain cancers.

Multiferon is approved in Sweden for the second-line treatment of any and all diseases in which recombinant (synthetic) interferon therapy failed or the patient was unable to tolerate the regimen, probably due to the formation of neutralizing antibodies. Multiferon is also approved for sale in the following countries as a second-line therapy for the treatment of Hairy Cell Leukemia (HCL) and Chronic Myelogenous Leukemia (CML): Czech Republic, Egypt, Hong Kong, Indonesia, Mexico, Myanmar and Thailand. The expanded indications approved in Sweden are expected in these countries shortly. Regulatory approval processes are also underway in a number of other South American, Middle East and Far East territories.

For more information, please visit our Web site at: www.Viragen.com

The foregoing press release contains forward-looking statements that can be identified by such terminology such as “expects”, “potential”, “suggests”, “may”, “will”, or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. In particular, management’s expectations regarding future research development results could be affected by, among other things, uncertainties relating to clinical trials and product development; availability of future financing; unexpected regulatory delays or government regulation generally; the Company’s ability to obtain or maintain patent and other proprietary intellectual property protection; and competition in general.

Viragen, Inc.
 865 SW 78th Avenue, Suite 100, Plantation, Florida 33324 Telephone: (954) 233-8746 Fax: (954) 233-1414

Forward-looking statements speak only as to the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Viragen, Inc. Corporate Contacts:

Douglas Calder, Director of Communications (Media & Investor Contact)
Phone: (954) 233-8746; Fax: (954) 233-1414
E-mail: dcalder@viragen.com

Viragen, Inc.
 865 SW 78th Avenue, Suite 100, Plantation, Florida 33324 Telephone: (954) 233-8746 Fax: (954) 233-1414

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